UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2018

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ¨

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨

Item 1.01.            Entry into a Material Definitive Agreement.

    On September 19, 2018, Barnes Group Inc. (the “Company”) and one of its wholly owned subsidiaries (collectively with the Company, the “Purchaser”) entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with AGIC Gripper (Netherlands) B.V. (“AGIC”), HDX S.À.R.L. (“HDX”), Asia-Germany Industry 4.0 Promotion Cross-Border Fund I L.P. (the “AGIC Fund”), Xenon Private Equity V Limited Partnership (the “Xenon Fund”) and certain other sellers named therein (collectively with AGIC and HDX, the “Sellers”).  The Purchase Agreement provides, subject to the terms and conditions set forth therein, for the acquisition (the “Acquisition”) by the Purchaser, directly or indirectly, of 100% of the outstanding corporate capital of each of Gimatic S.r.l. (“Gimatic”) and Gripper Co-Investors S.p.A.

Gimatic is a leading supplier of mission-critical solutions for industrial automation and robotic applications

The purchase price payable by the Purchaser to the Sellers at the closing of the Acquisition (the “Closing”) pursuant to the terms of the Purchase Agreement is €370 million in cash, subject to specified adjustments, and in particular such amount will be (i) increased or decreased based on the net working capital of the Company and its subsidiaries at the Closing relative to an agreed target working capital amount, (ii) decreased by the amount of any indebtedness, certain other debt-like items and certain transaction expenses of Gimatic and its subsidiaries, in each case as of the Closing, and (iii) increased by the amount of cash and cash equivalents held by Gimatic and its subsidiaries as of the Closing, in each case as further set forth in the Purchase Agreement.  The Company expects to fund the purchase price from cash on hand and additional borrowings under the Company’s existing credit facility, including increasing by $150 million the credit facility by accessing the accordion feature provided for in such facility.

The Purchase Agreement contains customary representations, warranties and covenants.  Subject to specified limitations, the Sellers have agreed to indemnify the Purchaser on a several basis for breaches of specified representations, warranties and covenants, as set forth in the Purchase Agreement.  The indemnification obligations and certain other obligations of AGIC and HDX under the Purchase Agreement will be guaranteed by the AGIC Fund and the Xenon Fund respectively.

The Closing is subject to the satisfaction of specified conditions, including obtaining regulatory approval in Germany.

The foregoing description of the Purchase Agreement is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, the Sellers, any of their respective affiliates or businesses, or the actual conduct of their respective businesses during the period prior to or following the Closing. The Purchase Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates.  The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by the Sellers in connection with the Purchase Agreement.  The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 9.01.            Financial Statements and Exhibits.
(d)         Exhibits.
The following exhibit is filed as part of this Current Report on Form 8-K:
Exhibit Number	Description of Exhibit
2.1	Sale and Purchase Agreement, dated September 19, 2018*

* The Company hereby agrees to provide the U.S. Securities and Exchange Commission, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601(b)(2) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2018	BARNES GROUP INC.
(Registrant)

	By:	/s/ CHRISTOPHER J. STEPHENS, JR.
Christopher J. Stephens, Jr. Senior Vice President, Finance and Chief Financial Officer